EXHIBIT 21

             SUBSIDIARIES OF APPLE RESIDENTIAL INCOME TRUST, INC.

     The following are wholly-owned by Apple Residential Income Trust, Inc.:

     Apple General, Inc., a Virginia corporation

     Apple Limited, Inc., a Virginia corporation

     Apple General, Inc. and Apple Limited, Inc. are the sole general partner and the sole limited partner, respectively, of:

     Apple REIT Limited Partnership, a Virginia limited partnership.

     Apple REIT II Limited Partnership, a Virginia limited partnership.

     Apple REIT III Limited Partnership, a Virginia limited partnership.

     Apple REIT IV Limited Partnership, a Virginia limited partnership.

     Apple REIT V Limited Partnership, a Virginia limited partnership.

     Apple REIT VI Limited Partnership, a Virginia limited partnership.